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
                                                                                                        Exhibit 12.2

                                                         XTRA CORPORATION
                            STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            ---------------------------------------------------------------------------
                                                   AND PREFERRED STOCK DIVIDENDS
                                                   -----------------------------
                                                      (Thousands of dollars)


                                                                                                         Six Months
                                                        Fiscal Year Ended September 30,                Ended March 31,
                                         ------------------------------------------------------       -----------------
                                         1989          1990         1991         1992      1993        1993        1994
                                         ----          ----         ----         ----      ----        ----        ----

         EARNINGS
         Income (loss) from
          operations before
          provision for income
          taxes                         $ 19,640     $ (11,879)    $ 28,056     $ 44,280   $ 72,360    $ 33,452    $ 47,866
         Add:  Fixed charges, excluding --------     ---------     --------     --------   --------    --------    --------
         such charges not deducted in
         the determination of pre-tax
         income                           43,722        44,634       35,261       25,546     43,997      23,401      18,498
                                        --------     ---------     --------     --------   --------    --------    --------

                                        $ 63,362      $ 32,755     $ 63,317     $ 69,826   $116,357    $ 56,853    $ 66,364
                                        ========     =========     ========     ========   ========    ========    ========
         FIXED CHARGES
          Interest expense              $ 38,225      $ 39,401     $ 30,516     $ 21,129   $ 38,815    $ 20,908    $ 16,739
          Interest portion
           of rent expense                 5,497         5,233        4,745        4,417      5,182       2,493       1,759
          Pretax earnings required
            to cover preferred
            dividend requirements          7,522         7,557        7,925        7,934      8,923       5,234           0
                                        --------     ---------     --------     --------   --------    --------    --------
                                        $ 51,244      $ 52,191     $ 43,186     $ 33,480   $ 52,920    $ 28,635    $ 18,498
                                        ========     =========     ========     ========   ========    ========    ========


         Ratio of Earnings to Combined
          Fixed Charges and
          Preferred Stock
          Dividends                         1.2x          0.6x         1.5x         2.1x       2.2x        2.0x        3.6x
                                        ========     =========     ========     ========   ========    ========    ========

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        Note: For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represents income (loss) from operations before taxes plus fixed charges.
              "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest and the amount of pre-tax income necessary to cover preferred stock dividends.